Exhibit 11.1

Securities Trading Policy

1	SECURITIES TRADING POLICY

1.1	Purpose

This securities trading policy (Policy) sets out the policy of the Company regarding dealing in Company securities.

In this Policy, securities include shares as well as options, warrants, debentures and any other security on issue from time to time.

1.2	Definitions

In addition to the definitions set out in section 1, the following definitions apply to this policy:

Term	Meaning
Black Out Period	is another term sometimes used to refer to a Closed Period.

Closed Period	is a period in which Restricted Persons are prohibited from trading in Company securities, unless under exceptional circumstances.

Inside Information

is price sensitive information relating to the Company that is not generally available to the public, which a reasonable person would expect to have a material effect on the price or value of Company securities.

Restricted Person	includes all Executive and Non-Executive directors, officers and employees of the Company, including their associates.

Trading Window	is a period that is not a Closed Period.

A Trading Window commences on the business day following the end of a Closed Period. It continues until a Closed Period commences again, subject to any other trading restrictions.

1.3	Scope

The Securities Trading Policy applies to all individuals at all levels who are employed by, act for, or represent the Company and its subsidiaries (Company Personnel, also referred to as ‘you’ in this Code) anywhere in the world.

For the purposes of these Charters & Policies, Company Personnel includes:

a)	directors;

b)	officers;

c)	managers;

d)	employees;

e)	contractors;

Securities Trading Policy

f)	consultants; and

g)	any other person representing the Company.

This Policy applies to Company Personnel irrespective of their employment status (that is, whether they are employed on a full-time, part-time, maximum term, casual or temporary basis).

In addition to Company Personnel, the Securities Trading Policy also applies to:

●	A spouse, partner, parents, children, business partners of Company Personnel

●

people or entities defined as a related party or associate under the Corporations Act, which includes (but is not limited to) directors, their spouses, parents and children. A related party remains a related party if they have been a related party at any time within the previous six months.

●	Collectively described as Restricted Persons.

The term “trading” is used for convenience to refer to any form of dealing including but not only buying, selling, acquiring, disposing of, transferring, or granting or receiving interests in securities. Granting or receiving interests in securities may include but is not limited to directly or indirectly granting, allowing the grant of or becoming entitled to a security interest in or over securities. Lending securities is a form of dealing in securities (note, particular additional restrictions apply to lending securities).

1.4	Policy

The Company has adopted this Policy to regulate dealings by Restricted Persons in Securities.

All Restricted Persons must comply always with the provisions of the Corporation Act and, whilst the Company is listed, the Australian Securities Exchange (ASX) Listing Rules and Nasdaq Listing Rules concerning Share dealings including:

●	Insider trading provisions;

●	Market manipulation provisions; and

●	Notification requirements.

It is each Restricted Person’s own responsibility to ensure that they are fully aware of their legal obligations with respect of security dealings.

All trading in securities by Restricted Persons must be in accordance with this Policy. Despite anything else in this Policy, Restricted Persons should not deal in the Company’s securities when they possess Price Sensitive Information relating to the Company that is not generally available to the market.

Securities Trading Policy

1.5	Insider Trading

Restricted Persons who possess material price sensitive information (collectively, inside information) relating to the Company, are prohibited in all circumstances from:

●	Trading in securities in the Company;

●	Procuring others to trade in securities in the Company; and

●

Directly or indirectly communicating the inside information to another person who the Restricted Person believes is likely to trade in the securities in the Company in any way or procure a third person to trade in the securities in the Company.

Insider trading is strictly prohibited by law, and it is incumbent upon all Restricted Persons to uphold that prohibition. Insider trading, or the perception of insider trading, by any Restricted Person will not be tolerated.

Insider trading is a crime and can result in imprisonment, fines, orders to pay compensation and other penalties against the Company and Restricted Persons.

1.6	Price Sensitive Inside Information

Inside information is information which is not generally available to the public and which a reasonable person would expect to have a material effect on the price or value of securities. The person who holds the information knows, or ought reasonably to know, the information is not generally available and, if it were, might materially affect the price or value of the Company’s securities.

Examples of inside information include, but are not limited to:

●	A material variance in the financial performance of the Company;

●	The signing or termination of a joint venture;

●	A proposed or actual takeover;

●	An unexpected liability or legal claim against the Company;

●	Proposed share issue; or

●	Changes in management.

Information is considered generally available if:

●	It can be easily observed;

●

It has been released to the ASX and Nasdaq, published in an Annual Report or prospectus or is generally available to the investing public and a reasonable time has elapsed since the information was communicated; or

●	It may be deduced, inferred or concluded from the above.

Information would be likely to have a material effect on the price or value of Company securities if the information might influence persons who commonly acquire Securities in deciding whether to acquire or dispose of Company securities.

Securities Trading Policy

1.7	Closed Periods

Given the heightened risk of actual or perceived insider trading, the Board has determined Restricted Persons are prohibited from dealing in Company securities during the following periods (Closed Periods):

●	the seven (7) day period prior to release of the Company’s half year report on the ASX platform;

●	the seven (7) day period prior to release of the earlier of the Company’s preliminary final report or annual financial report on the ASX platform;

●	the seven (7) day period prior to release of the Company’s quarterly activities & cashflow reports on the ASX and Nasdaq platforms; and

●	any other period determined by the Board from time to time to be a Closed Period.

The Company Secretary will notify Restricted Persons of the opening and closing date of any other period determined by the Board to be a Closed Period as provided for above.

1.8	Excluded Trading

Trading that is not covered by the restrictions in this Policy, includes:

●

Transfer of securities in a superannuation fund or other saving scheme in which the Restricted Person is a beneficiary, but the Restricted Person has no control or influence over the investment decisions made by the superannuation fund or saving scheme;

●

An investment in, or trading units of, a fund or other scheme (other than a scheme only investing in Company securities) where the assets of the fund or other scheme are invested at the discretion of a third party;

●

Where a Restricted Person is a trustee, trading in securities by that trust provided the Restricted Person is not a beneficiary of the trust and any decision to trade during a Closed Period is taken by the other trustees or by the investment managers independently of the Restricted Person;

●	Undertakings to accept, or the acceptance of, a takeover offer;

●

Trading under an offer or invitation made to all or most of the security holders, such as, a rights issue, a security purchase plan, a dividend or distribution investment plan (DRP) and an equal access buy-back, where the plan that determines the timing and structure of the offer has been approved by the Board. In the case of a DRP, the Restricted Person must only elect to participate in the DRP when they are not in possession of non-public price sensitive information and may not change that election until they are again not in possession of non- public price sensitive information.;

●	A disposal of securities of the entity that is the result of a secured lender exercising their rights, for example, under a margin lending arrangement;

●	Receipt of securities for which shareholder approval has been obtained;

●	The issue of securities upon the conversion of convertible securities (i.e. exercise of options, conversion of performance rights etc.);

●

Receipt of securities pursuant to an incentive scheme of the Company where the offer of such securities is either made on a periodic basis as disclosed to ASX or the offer was made prior to or following a Closed Period;

Securities Trading Policy

●

The exercise (but not the sale of securities following exercise) of an option or a right under an employee incentive scheme, or the conversion of a convertible security, where the final date for the exercise of the option or right, or the conversion of the security, falls during a Closed Period and where the Restricted Person could not reasonably have exercised the options at a time prior to the Closed Period; and

●	Trading under a non-discretionary trading plan for which prior written clearance has been provided in accordance with procedures set out in this Policy and where:

o	The Restricted Person did not enter the plan or amend the plan during a Closed Period;

o	The trading plan does not permit the Restricted Person to exercise any influence or discretion over how, when, or whether to trade; and

o

The Company’s trading policy does not allow the Restricted Person to cancel the trading plan or cancel or otherwise vary the terms of his or her participation in the trading plan during a prohibited period other than in exceptional circumstances.

1.9	Pre-Dealing Procedure - trading outside Closed Periods

For all periods during which dealing in the Company’s securities is permitted in accordance with this policy, Restricted Persons must obtain prior written approval to trade in securities.

The Restricted person must advise the Company Secretary promptly following completion of any such trade.

Any approval to deal in the Company’s securities by a Restricted Person in accordance with this policy is automatically deemed to be withdrawn if the Restricted Person becomes aware of any price sensitive information prior to or during any approved dealing in the Company’s securities.

1.10	Trading inside a Closed Period - Exceptional Circumstances

A Restricted Person, who is not in possession of inside information affecting securities, may be given prior written approval to sell or otherwise dispose of securities during a Closed Period where there are exceptional circumstances.

Whether severe financial hardship or other exceptional circumstances exist is to be determined by the Chair or, if in the case of the Chair, by the Board in its sole and absolute discretion. Exceptional circumstances may include:

●

severe financial hardship which means a Restricted Person has a pressing financial commitment that cannot be satisfied otherwise than by selling the securities. By example, the tax liability of a Restricted Person would not normally constitute severe financial hardship unless the Restricted Person has no other means of satisfying the liability;

●

if the Restricted Person is required by a court order, or there are court enforceable undertakings to transfer or sell the securities or there is some other overriding legal or regulatory requirement for the Restricted Person to do so; or

●	a situation determined by the Chair or, in the case of the Chair, the non-executive Directors, to be an exceptional circumstance.

1.11	Procedure for obtaining written approval

When requesting prior written approval to sell or otherwise dispose of securities, a Restricted Person must submit an application in writing (which can be by email) to the Chair, generally through the Company Secretary (in the case of the Chair an application in writing (which can be by email) to the non-executive Directors, and in the case of other Directors, to the Chair or their nominee) including the reasons for requesting approval and confirming the Restricted Person is not in possession of non- public price sensitive information. Approval, if granted, must be in writing (which can be by email) and must specify a time for which the approval applies.

Securities Trading Policy

1.12	Application of restrictions to family members and others

Several of the restrictions provided for in the Corporations Act, ASX Listing Rules and the Company’s corporate governance policies prohibit the communication of non-public price sensitive information to other people or arranging for another person to trade in securities.

Where a person related to or closely connected with a Restricted Person undertakes trading in securities, which are restricted by this Policy, there is often a presumption that such person has been privy to information held by the Restricted Person. If that presumption is correct, both the Restricted Person and the other person may have engaged in insider trading. Even if that presumption is incorrect, such trading may create a perception of insider trading.

Accordingly, to the extent it is in Restricted Persons’ power to do so, Restricted Persons should ensure that any securities trading which is prohibited by this Policy is not undertaken by their:

●	spouse or partner;

●	immediate family members such as a parent, child, sibling, in-laws or other relative living in the Restricted Persons home or to whom material support is contributed;

●	a company or trust over which the Restricted Person has influence or control (regardless of who is the beneficiary);

●

a trust of which the Restricted Person is a beneficiary (other than a trust over which the Restricted Person exercises no control, i.e. a third person or entity exercises exclusive discretionary authority); and

●	any other person over whom Restricted Person has investment control or influence.

1.13	Notifiable Interests

Executive & Non-Executive directors must provide to the Company Secretary all information regarding trading in the Company securities within 2 (two) days of a trade in the Company’s securities to ensure compliance with all requirements of the Corporations Act and the Listing Rules.

1.14	Anti-hedging Policy

Restricted Persons are not permitted to enter transactions with securities (or any derivative thereof) in associated products which limit the economic risk of any unvested entitlements under any equity- based remuneration schemes offered by the Company.

1.15	Breaches of this Policy

Strict compliance with this policy is mandatory for Restricted Persons. Breaches of this policy may damage the Company’s reputation and undermine confidence in the market for Company securities.

Any Restricted Person who becomes aware of a violation of this Policy must immediately report the violation to the Secretary.

It should be noted the Company may be obliged to notify regulatory and/or criminal authorities of a serious breach of this Policy.

Securities Trading Policy

1.16	Further Information

If you have any questions or need further information on how to comply with this policy, please contact the Secretary.

1.17	Request for security trade clearance - template

Dear Chairman, CEO and Company Secretary,

With this note I am requesting clearance to buy / sell / exercise options (please specify) securities of the company. I can advise that I am not aware of any “insider information” at this time. I understand that if clearance is provided it will be for a period of up to 7 calendar days from approval.

Planned buy quantity (approximate):

Planned sell quantity (approximate):

Planned exercise of options quantity (approximate):